UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 11, 2003

Date of Report (Date of earliest event reported)

Business Objects S.A.

(Exact name of Registrant as specified in its charter)

Republic of France	0-24720	98-0355777
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No)

157-159 Rue Anatole France, 92300 Levallois-Perret, France

(Address of principal executive offices)

(408) 953-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 2.                         Acquisition or Disposition of Assets

Business Objects S.A. (“Business Objects” or “the Company”) hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K originally filed with the United States Securities and Exchange Commission (the “SEC”) on December 23, 2003 to reflect its acquisition of Crystal Decisions, Inc. (“Crystal Decisions”) as set forth in the pages hereto.

Item 7.                         Financial Statements and Exhibits

(a)          Financial Statements of the Business Acquired.

The financial statements included in the Current Report on Form 8-K filed with the SEC on December 23, 2003 are hereby incorporated by reference.

(b)          Pro Forma Financial Information.

The following pro forma financial information of Business Objects is filed herewith and is hereby incorporated by reference:

•                  Unaudited Pro forma Condensed Combined Consolidated Balance Sheet as of September 30, 2003

•                  Unaudited Pro forma Condensed Combined Consolidated Statement of Income for the Nine Months ended September 30, 2003

•                  Unaudited Pro forma Condensed Combined Consolidated Statement of Income for the Twelve Months ended December 31, 2002

The consolidated financial statements and accompanying notes contained in Business Objects’ Annual Report on Form 10-K for its fiscal year ended December 31, 2002 are hereby incorporated by reference into this document.  These have been previously provided in the Registrants’ registration statement on Form S-4 (No. 333-108400), which was declared effective by the SEC on October 31, 2003.  In addition, the unaudited Consolidated Balance Sheets of Business Objects as of September 30, 2003 and December 31, 2002, the Consolidated Statements of Income for the Nine Months ended September 30, 2003 and 2002 and the related condensed notes were included in the Quarterly Report on Form 10-Q of Business Objects filed with the SEC on November 14, 2003.  Such unaudited financial statements are incorporated herein by reference.

Pursuant to an Agreement and Plan of Merger dated as of July 18, 2003, as amended August 29, 2003, by and among Business Objects, Borg Merger Sub I, Inc., Business Objects Americas (as assignee of Borg Merger Sub II, Inc.), Borg Merger Sub III, Inc., Seagate Software (Cayman) Holdings Corporation (“Holdings”) and Crystal Decisions, the Company acquired Crystal Decisions in a transaction in which, in immediate succession, (i) Borg Merger Sub I merged with and into Holdings, (ii) the surviving corporation of the first Holdings merger merged with and into Business Objects Americas, (iii) Borg Merger Sub III merged with and into Crystal Decisions, and (iv) the surviving corporation of the first Crystal Decisions merger merged with and into Business Objects Americas.  As a result of these mergers,  which are referred to herein as the “Merger”, each of Crystal Decisions and Holdings ceased to exist as separate companies, and Business Objects Americas became the surviving corporation, which continues to be a wholly owned subsidiary of Business Objects.

The following unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2003 and the unaudited pro forma condensed combined consolidated statements of income for the nine months ended September 30, 2003 and for the twelve months ended December 31, 2002, are based on the historical financial statements of Business Objects and Crystal Decisions after giving effect to pro forma adjustments to reflect the acquisition of Crystal Decisions under the purchase method of accounting in accordance with Statement of Financial Accounting Standard (“FAS”) No. 141, “Business Combinations” (“FAS 141”).  The assumptions and adjustments related to the purchase are described in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.

Under the purchase method of accounting, the total purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined consolidated financial statements, is allocated to the net tangible and intangible assets of Crystal Decisions acquired in connection with the acquisition, based on their relative fair values as of the completion of the Merger.  The fair values of these assets were based on a preliminary valuation prepared by management.  Business Objects has not identified any pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated.  Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

Business Objects operates on a calendar fiscal year ending December 31 and fiscal quarters ending on March 31, June 30 and September 30.  Crystal Decisions operated on a fiscal year ending on the Friday closest to June 30 and fiscal quarters ending on the Friday closest to the calendar quarter end.  The unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2003 is presented to give effect to the acquisition as if it occurred on September 30, 2003 and, due to different fiscal period ends, combines the historical unaudited balance sheet of Business Objects at September 30, 2003 and the historical unaudited balance sheet of Crystal Decisions at October 3, 2003. The unaudited pro forma condensed combined consolidated statement of income of Business Objects and Crystal Decisions for the nine months ended September 30, 2003 is presented as if the acquisition had taken place on January 1, 2003 and, due to different fiscal period ends, combines the historical results of Business Objects for the nine months ended September 30, 2003 and the historical results of Crystal Decisions for the nine months ended October 3, 2003, which represented Crystal Decisions’ third and fourth quarters of fiscal 2003 and the first quarter of fiscal 2004. The unaudited pro forma condensed combined consolidated statement of income of Business Objects and Crystal Decisions for the twelve months ended December 31, 2002 is presented as if the acquisition had taken place on January 1, 2002 and, due to different fiscal period ends, combines the historical results of Business Objects for the year ended December 31, 2002 and the historical results of Crystal Decisions for the twelve months ended December 27, 2002, which represented Crystal Decisions’ third and fourth quarters of fiscal 2002 and the first and second quarters of fiscal 2003.

The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical unaudited consolidated financial statements of Business Objects and the historical unaudited consolidated financial statements of Crystal Decisions, both of which are incorporated by reference into this document.

The unaudited proforma condensed combined consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Business Objects that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Business Objects.  Moreover, the preparation of these pro forma condensed combined consolidated financial statements results in a different amount of goodwill than recently reported in the Business Objects fourth quarter earnings release.   The actual goodwill calculated related to the acquisition of Crystal Decisions based on assets at the transaction date – December 11, 2003 – totaled $978,017,000.  The difference between this amount and the goodwill calculated as if the transaction had occurred at September 30, 2003 is a result of a difference in the fair value asset bases of net tangible assets between the periods.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

BALANCE SHEET

As of September 30, 2003

(in thousands)

	Historical
	Business Objects September 30, 2003	Crystal Decisions October 3, 2003	(note 2) Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$297,967	$114,761	$19,081	(i)	$124,167
			(307,642	)(j)
Short-term investments	81,979	3,413			85,392
Restricted cash	18,073	2,026			20,099
Accounts receivable, net	88,778	47,067			135,845
Inventories, net	—	619			619
Deferred tax assets	11,104	12,082	(12,082	)(m)	11,104
Prepaid and other current assets	24,653	8,633	(6,539	)(k)	26,747
Total current assets	522,554	188,601	(307,182)		403,973

Goodwill	72,964	—	965,030	(c)	1,037,994
Other intangible assets, net	8,738	—	92,560	(a)	151,415
			50,117	(b)
Property and equipment, net	34,447	27,655	(1,799	)(l)	60,303
Deferred tax assets	—	1,052	(1,052	)(m)	—
Other non-current assets	3,346	—	—		3,346
Long-term investments	—	3,194	—		3,194
Total assets	$642,049	$220,502	$797,674		$1,660,225

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$29,341	$18,240	$—		$47,581
Accrued payroll and related expenses	50,758	16,347	—		67,105
Accrued expenses and other current liabilities	36,885	16,380	9,083	(d)	75,873
			13,525	(e)
Deferred revenues	96,800	49,762	(32,396	)(h)	114,166
Income taxes payable	2,159	31,930	—		34,089
Deferred income taxes	—	—	—	(m)	—
Notes payable - current portion	10,612	—	—		10,612
Total current liabilities	226,555	132,659	(9,788)		349,426
Deferred tax liabilities	—	1,072	34,261	(m)	35,333
Deferred revenues	—	1,724	(1,724	)(h)	—
Deferred rent	3,625	—			3,625
Total liabilities	230,180	135,455	22,749		388,384

Shareholders’ equity	411,869	85,047	774,925	(f)	1,271,841
Total liabilities and shareholders’ equity	$642,049	$220,502	$797,674		$1,660,225

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF INCOME

For the Nine Months ended September 30, 2003

(in thousands, except per share data)

	Historical
	Business Objects Nine Months Ended September 30, 2003	Crystal Decisions Nine Months Ended October 3, 2003	(note 2) Pro Forma Adjustments		Pro Forma Combined

Total revenues	$376,623	$233,573	$		$610,196
Cost of revenues	65,142	47,550	13,994	(a)	134,390
			1,143	(g)
			6,561	(b)
Gross Margin	311,481	186,023	(21,698)		475,806

Operating expenses
Sales and marketing	174,684	86,757	2,346	(g)	263,787
Research and development	68,971	34,599	1,651	(g)	105,221
General and administrative	28,958	29,580	1,043	(g)	59,581
Amortization of other intangible assets	—	—	957	(b)	957
Total operating expenses	272,613	150,936	5,997		429,546

Income from operations	38,868	35,087	(27,695)		46,260
Interest and other income, net	11,414	781	(3,922	)(o)	8,273
Income before income taxes	50,282	35,868	(31,617)		54,533

Income tax provision	(19,115)	(10,111)	7,527	(n)	(21,699)

Net income	$31,167	$25,757	$(24,090)		$32,834

Net income per ordinary share, ADS and common share - basic	$0.49	$0.34			$0.38

Ordinary shares, ADSs and common shares used in computing net income per ordinary share, ADS and common share - basic	62,969	76,082	(52,781)		86,270

Net income per ordinary share, ADS and common share - diluted	$0.48	$0.31			$0.37

Ordinary shares, ADSs, common shares and common share equivalents used in computing net income per ordinary share, ADS and common share and common share equivalent – diluted	64,376	83,243	(57,955)		89,664

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

STATEMENT OF INCOME

For the Twelve Months ended December 31, 2002

(in thousands, except per share data)

	Historical
	Business Objects Year Ended December 31, 2002	Crystal Decisions Twelve Months Ended December 27, 2002	(note 2) Pro Forma Adjustments		Pro Forma Combined

Total revenues	$454,799	$253,769	$		$708,568
Cost of revenues	74,591	60,399	18,658	(a)	163,920
			1,524	(g)
			8,748	(b)
Gross Margin	380,208	193,370	(28,930)		544,648

Operating expenses
Sales and marketing	222,243	101,376	3,128	(g)	326,747
Research and development	74,991	35,851	2,202	(g)	113,044
General and administrative	29,387	24,361	1,391	(g)	55,139
Amortization of other intangible assets	2,000	1,180	1,275	(b)	4,455
Restructuring	3,871	—	—	(e)	3,871
Total operating expenses	332,492	162,768	7,996		503,256

Income from operations	47,716	30,602	(36,926)		41,392
Interest and other income, net	18,959	1,178	(5,230	)(o)	14,907
Income before income taxes	66,675	31,780	(42,156)		56,299

Income tax provision	(26,095)	(8,465)	9,620	(n)	(24,940)

Net income	$40,580	$23,315	$(32,536)		$31,359

Net income per ordinary share, ADS and common share - basic	$0.66	$0.31			$0.37

Ordinary shares, ADSs and common shares used in computing net income per ordinary share, ADS and common share - basic	61,888	75,828	(52,527)		85,189

Net income per ordinary share, ADS and common share - diluted	$0.63	$0.30			$0.35

Ordinary shares, ADSs, common shares and common share equivalents used in computing net income per ordinary share, ADS and common share and common share equivalent – diluted	63,933	78,673	(53,000)		89,606

See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

1.              Basis of Pro Forma Presentation

Business Objects, Crystal Decisions, Seagate Software (Cayman) Holdings Corporation (“Holdings”) and three wholly owned subsidiaries of Business Objects entered into an Agreement and Plan of Merger, dated as of July 18, 2003, as amended August 29, 2003, which resulted in Crystal Decisions and Holdings merging with and into wholly owned subsidiaries of Business Objects on December 11, 2003 in a transaction to be accounted for using the purchase method.

The total purchase price of the net assets of Crystal Decisions (the “Crystal Decisions Acquisition”) was as follows (in thousands):

Value of Business Objects ordinary shares or ADSs issued	$768,609
Cash paid to former Crystal Decisions’ and Holdings stockholders	307,642
Assumption of Crystal Decisions’ vested stock options	87,739
Assumption of Crystal Decisions’ unvested stock options	51,378
Estimated direct transaction costs	13,933
Total purchase price	$1,229,301

The purchase price under the Agreement and Plan of Merger was fixed and there was no contingent consideration.  The value of Business Objects ordinary shares, or American Depository shares (“ADSs”), represents approximately 23.3 million newly issued Business Objects shares valued at Business Objects average market price per share of $32.99 at the measurement date.  Each Business Objects ordinary share is convertible at the option of the holder to one Business Objects ADS.  In accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-12, “Accounting for Formula Arrangements under Issue No. 95-19, ‘Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination’” (“EITF 99-12”), Business Objects used a measurement date of December 11, 2003, the date of the completion of the acquisition and the first date on which the number of acquirer shares and amount of cash consideration became fixed without subsequent revision.  The average market price was based on an average of the closing prices of Business Objects’ ADSs as listed on the Nasdaq National Market (“Nasdaq”) for the five days up to and including the measurement date of December 11, 2003.

Business Objects also indirectly assumed approximately 15.7 million stock options held by employees of Crystal Decisions entitling the holders to purchase approximately 6.3 million Business Objects’ ADSs at a weighted average exercise price of $14.88 (after conversion using the stock option exchange ratio of 0.4021).  The fair value of the outstanding options, both vested and unvested, was determined using the Black-Scholes valuation model with the following assumptions: no dividend yield; a weighted average expected volatility of 66%; and a risk-free interest rate of 2.03%. The model assumed a weighted average expected life of 2.4 years for assumed stock options.

Estimated direct transaction costs represent expenses incurred by Business Objects directly related to the Crystal Decisions Acquisition.  The final amount of these costs may change within the purchase price allocation period if information becomes known that results in a change in estimate.  In this case the initial purchase price allocation would change and this charge would be accounted for as a change to goodwill.

In accordance with FAS 141, the total purchase price as shown in the table preceding is allocated to Crystal Decisions’ net tangible and intangible assets, including acquired in-process research and development, based on their fair values as of the date of the Crystal Decisions Acquisition.  The following table presents the preliminary fair value of net assets acquired and liabilities assumed as if the purchase had occurred as at September 30, 2003 (or the Crystal Decisions equivalent balance sheet date of October 3, 2003) (in thousands):

Cash and cash equivalents	$133,842
Short-term investments	3,413
Restricted cash	2,026
Accounts receivable, net	47,067
Inventories, net	619
Prepaid and other current assets	6,944
Property and equipment, net	25,856
Long-term investments	3,194
Accounts payable	(18,240)
Accrued payroll and related expenses	(16,347)
Accrued expenses and other current liabilities	(29,905)
Incomes taxes payable	(31,930)
Deferred revenues	(17,366)
Deferred tax liabilities	(35,333)
Net tangible assets assumed (1)	73,840
Goodwill (2)	965,030
Amortizable intangible assets acquired (3)	142,677
Deferred compensation on unvested stock options (4)	19,788
In-process research and development (3)	27,966
Total estimated purchase price allocation	$1,229,301

Business Objects performed a review to determine whether all tangible assets and liabilities were recorded in Crystal Decisions’ general ledger in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).  It was estimated that the net book value approximated fair value pursuant to the guidance within FAS 141, par. 27.  Management estimated the preliminary fair value of all intangible assets that meet the recognition criteria in FAS 141, par. 39.  Detailed discussions were held with Crystal Decisions’ financial, operating, marketing, and engineering personnel concerning the nature of the assets acquired.  Management also performed research as to the existence and materiality of possible intangible assets such as assembled workforce, patents, trademarks and trade names, customer relationships, non-compete agreements, developed product technology and in-process research and development.  In addition, they performed analyses of audited and unaudited historical financial statements, forecasted financial information and other financial and operational data concerning Crystal Decisions.  The fair value estimates for the identified intangible assets were made under the assumption that they remained a part of a separate and standalone on-going entity.

The approach to the estimation of the fair value of Crystal Decisions’ intangible assets involved the following steps:

•                  Preparation of discounted cash flow analysis;

•                  Deduction of the fair value of tangible assets;

•                  Determination of the fair value of identified material intangible assets;

•                  Determination of the fair value of developed technology and in-process research and development using a cash flow allocation model;

•                  Allocation of the residual purchase price to other intangible assets generally in the nature of goodwill; and

•                  Reconciliation of the individual assets returns with the weighted average cost of capital.

The residual value of the purchase price after allocation to the net tangible assets assumed and the total fair value of the identified intangible assets was assigned to goodwill.  Key elements of the purchase that are not valued separately in purchase accounting, such as the members of the Crystal Decisions management team and workforce, contributed to the generation of goodwill.

(1)          Of the total purchase price, $73,840,000 was allocated to the fair value of net tangible assets assumed as detailed above.

(2)          Goodwill represents the excess of the purchase price for Crystal Decisions over the fair value of the underlying net tangible and intangible assets. Of the total purchase price, $965,030,000 was allocated to goodwill.  Goodwill is not deductible for tax purposes under U.S. law.  In accordance with Statement of Financial Accounting Standards No. 142, ‘‘Goodwill and Other Intangible Assets,’’ (“FAS 142”), goodwill resulting from business combinations completed subsequent to June 30, 2001 is not amortized under U.S. GAAP but instead is reviewed annually for impairment or more frequently if impairment indicators arise.  In the event that management determines that the goodwill has become impaired, the combined Company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

The Crystal Decisions Acquisition resulted in Business Objects becoming a leading provider of business intelligence solutions with an additional base of complementary geographical strengths, products, services and solutions.  This will allow the Company to provide a more complete product solution of reporting, analytics and query business intelligence products to a broader range of business users.  Management believes that the combination of Business Objects and Crystal Decisions creates a clear leader in business intelligence, with the largest customer base, the strongest product line, and the highest revenue in the sector.  The combination of the companies is extremely complementary in terms of product lines, distribution channels and international presence and delivers strength across the board. It allows the Company to offer customers the de facto standard product in reporting, the market’s leading interactive query and analysis solution and world-class enterprise performance management products.

Goodwill includes a portion of value for assembled workforce which is not separately classified from goodwill in accordance with FAS 142.

(3)          Of the total purchase price $170,643,000 was allocated to the fair value of intangible assets.  This value excludes goodwill.  Under FAS 142, separable intangible assets that are not deemed to have an indefinite life are amortized over their estimated useful lives.  The amortization related to amortizable intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed combined consolidated statements of income.

The intangible assets acquired and their useful lives were as follows (in thousands):

	Fair Value	Estimated Useful Life
Developed technology (a)	$92,560	5 years
Trade names (b)	6,377	5 years
Maintenance and support contracts (c)	43,740	5 years
Total amortizable assets	$142,677
In process-research and development (d)	27,966
Total intangible assets acquired	$170,643

(a)          Developed Technology.  Developed technology represents products that have reached technological feasibility and thus are capitalizable.  Acquired developed technology includes Crystal Decisions product lines, the majority of the assigned value related to Crystal Enterprise and Crystal Reports. Developed technology represented a combination of Crystal Decisions processes and trade secrets developed through years of experience in design and development of these products. Business Objects expects to amortize the developed technology on a straight-line basis over a weighted average estimated life of 5 years.  The value assigned to developed technology was determined by discounting the estimated future cash flows to be generated from the Crystal Decisions’ existing products to their present value. The estimates of revenue used to value the developed technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Crystal Decisions, the combined Company and its competitors.  The rates utilized to discount the net cash flows of developed technology to their present value were based on Crystal Decisions’ weighted average cost of capital. The weighted average cost of capital reflected the anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, an after-tax discount rate of 20%, which was applied to the estimate future cash flows, was deemed appropriate for valuing developed technology.  The discount rate applicable to Crystal Decisions as a whole is not necessarily the rate that would be applicable when considered in isolation.

(b)         Trade names. The value of trade names represented the value assigned to the Crystal Reports trade name.  In determining the value of the trade name the expected royalties to be earned over the estimated life of the trade name were estimated.  An after-tax discount rate of 20% was applied to calculate the present value of these royalties.

(c)          Maintenance and support contracts.  Represents the value assigned to Crystal Decisions’ installed base of customers with maintenance and service contracts.  These contracts represent a significant part of Crystal Decisions’ business as Crystal Decisions had contract renewal rates of up to 90% for existing customers in the early years following product purchase.  In addition, Crystal Decisions had consulting and training engagements with numerous customers.

(d)         In-process Research and Development.  As the basis for identifying in-process research and development, Crystal Decisions’ developmental products were evaluated in the context of Financial Accounting Standards Board Interpretation 4 and paragraph 11 of FAS No. 2, “Accounting for Research and Development Costs”.  Projects which qualify as in-process research and development represent those that have not yet reached technological feasibility. Technological feasibility was defined as being equivalent to completion of a beta-phase working prototype in which there was no significant remaining risk relating to the development.  Business Objects expensed the value allocated to projects identified as in-process research and development of $27,966,000 in the quarter ended December 31, 2003.  This write-off was necessary because the acquired technologies had not yet reached technological feasibility and have no future alternative uses.

Immediately prior to the closing of the Crystal Decisions Acquisition, Crystal Decisions was involved in numerous research and development projects, which were focused on developing new products, integrating new technologies, improving product performance and broadening the features and functionalities.  These projects included versions 10.0 and 11.0 of Crystal Enterprise, Crystal Analysis and Crystal Reports and other related solutions.  At December 11, 2003, version 10.0 products were approximately 89% complete, with estimated costs to complete of approximately $3.2 million.  Management expects version 10.0 products to be completed by June 30, 2004.  At December 11, 2003, version 11.0 products were approximately 8% complete, with estimated costs to complete of approximately $25.8 million.  Management expects version 11.0 products to be completed in accordance with its product roadmap, which is currently anticipated for the end of fiscal 2004.

The principal research and development efforts of Crystal Decisions were focused on the development of future generations of Crystal Enterprise, Crystal Analysis and Crystal Reports.

The value assigned to in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the acquired in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value.  The revenue estimates used to value the acquired in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Crystal Decisions and its competitors.

The rates utilized to discount the net cash flows to their present value were based on Crystal Decisions’ weighted average cost of capital. The weighted average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, a discount rate of 25% was deemed appropriate for valuing the in-process research and development.  The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. Accordingly, actual results may vary from the projected results.

(4)          Deferred compensation, or unearned compensation cost, on converted unvested stock options was based on the portion of the intrinsic value (market price less the exercise price) as calculated on December 11, 2003 related to the future vesting period of the stock options.  In accordance with FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB No. 25”, the market price used in the calculation of the intrinsic value was the closing price of Business Objects’ ADSs as quoted on the Nasdaq on December 11, 2003, which was $33.22.  Unearned compensation cost was calculated as the aggregate value of the replacement awards at December 11, 2003 multiplied by the ratio of remaining service period to the total service period, the latter being 48 months.  This calculation was done on an option grant by option grant basis.  The amortization to non-cash stock-based compensation expense was reflected as pro forma adjustments by department of employee to the unaudited pro forma condensed combined consolidated statements of income.

2.              Pro Forma Adjustments

Pro forma adjustments were necessary to reflect such items as the purchase price, to adjust amounts related to Crystal Decisions’ net tangible and intangible assets to their preliminary fair values, to reflect the amortization expense related to the amortizable intangible assets, to reflect the change in interest income, to reflect the restructuring liability assumed related to the acquisition and to reflect the income tax effects related to the pro forma adjustments.

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a)          Adjustments to reflect the fair value and amortization of developed technology. The fair value was $92,560,000 with a weighted average estimated useful life of five years, resulting in increased amortization expense of $13,994,000 and $18,658,000, respectively, for the nine months ended September 30, 2003 and for the twelve months ended December 31, 2002.

(b)         Adjustments to reflect the fair value and amortization of trade names and maintenance and support contracts. The total fair value was $50,117,000 with an estimated useful life of five years, resulting in amortization expense of $7,518,000 and $10,023,000, respectively, for the nine months ended September 30, 2003 and for the twelve months ended December 31, 2002.

(c)          Adjustment to reflect the fair value of goodwill.  Under FAS 142, goodwill is not amortized but instead is reviewed annually for impairment or more frequently if impairment indicators arise.  The amount of goodwill calculated for purposes of these pro forma financial statements is not the same as the amount of goodwill that was actually recorded at the closing of the acquisition due to the differences in values of the net tangible assets between October 3, 2003 and December 11, 2003.

(d)         Adjustment to reflect the estimated direct transaction costs incurred by Business Objects on the acquisition.  This adjustment is less than the estimated direct transaction costs of $13,933,000 that comprise part of the purchase price as certain of these costs were already incurred by Business Objects at September 30, 2003 and included in prepaid expenses.

(e)          Restructuring costs related to estimated costs associated with Crystal Decisions’ exit activities totaled $13,525,000 which represented a liability to the combined Company on closing of the Crystal Decisions Acquisition.  Costs to restructure Crystal Decisions were accounted for in accordance with Emerging Issues Task Force No. 95-3, (“EITF 95-3”) “Recognition of Liabilities in Connection with a Purchase Business Combination.”  These costs were recorded as liabilities assumed as part of the purchase price allocation.  The restructuring liabilities related to severance, other employee benefits and relocation costs related to Crystal Decisions employees, costs of vacating some facilities of Crystal Decisions, or other costs associated with exiting activities of Crystal Decisions that would affect amounts in the unaudited pro forma condensed combined consolidated financial statements.  The severance and other employee benefits related to the planned termination of 194 employees worldwide.  Other related restructuring charges consisted primarily of the cost of vacating duplicate facilities, including future minimum lease payments, net of sublease income.  The Company plans to pay the remaining liability related to severance and other related benefits during fiscal 2004.  Should the estimates of restructuring costs set up as a purchase price liability change within the purchase price allocation period, there will be a resulting change to the balance of goodwill.

In the quarter ended December 31, 2003, restructuring costs of $7,782,000 related to pre-acquisition Business Objects were accrued and expensed in accordance with FAS 146, “Accounting for Costs Associated with Exit or Disposal Activities”.  These costs, which were appropriately excluded from the purchase price allocation, related primarily to severance and other employee benefits to be paid to 159 employees across all functions worldwide.  The majority of these costs are expected to be paid by the end of the second quarter of 2004.  Due to the non-recurring nature of these restructuring charges, this amount has been excluded as an expense in the unaudited proforma condensed consolidated statements of income.

(f)            Adjustments to shareholders’ equity (in thousands):

To record the value of Business Objects ordinary shares and ADSs issued for Crystal Decisions and Holdings common stock and Holdings preferred stock (held for the exercise of Crystal Decisions stock options assumed in the transaction)	$907,726
To record the fair value of in-process research and development	(27,966)
To record the set up of deferred compensation related to unvested Crystal Decisions’ stock options	(19,788)
To eliminate Crystal Decisions’ historical stockholders’ equity at October 3, 2003	(85,047)
$774,925

Due to the non-recurring nature of in-process research and development expense, this amount was excluded as an expense in the unaudited pro forma condensed combined consolidated statements of income.

(g)         Adjustment to record the deferred compensation equity balance and the amortization of stock-based compensation expense related to unvested stock options assumed by Business Objects.  The deferred compensation equity balance related to the unvested stock options will be amortized on a straight line basis into expense by department of employee over 2.4 years, which is the estimated weighted average remaining vesting period of these stock options.

(h)         Adjustment to reflect the fair value of Business Objects’ legal performance obligations under Crystal Decisions’ software maintenance and support contracts and to eliminate historical amounts of Crystal Decisions’ deferred revenue that do not represent a legal performance obligation of the combined Company.  Due to the non-recurring nature of the write-down in deferred revenue, the reduction of this amount from revenue has been excluded as a reduction of revenue in the unaudited pro forma condensed combined consolidated statements of income.

(i)             Adjustment to cash and cash equivalents of $19,081,000 for proceeds received upon the exercise of 4.5 million Crystal Decisions’ stock options between October 4, 2003 and December 8, 2003.  The related value of issued equity of $19,081,000 was eliminated upon acquisition as part of the historical shareholders’ equity of Crystal Decisions.

(j)             Adjustment to record cash consideration paid to former Crystal Decisions stockholders and Holdings common stock holders as partial consideration for their shares on the closing of the transaction.

(k)          Adjustment to prepaid taxes of $1,689,000 to reflect the fair value to the combined Company.  Includes adjustment of $4,850,000 to remove balances related to estimated transaction costs as noted in footnote (d) above.

(l)             Adjustment to property and equipment to reflect the fair value to the combined Company.  The adjustment includes the write-off of the accumulated amortization on these assets against the asset base.

(m)       Adjustment to deferred tax assets and deferred tax liabilities to reflect balances available to the combined Company.

(n)         Adjustment to the pro forma tax provision to reflect the estimated effective tax rate of the combined Company.  For purposes of the combined company, the tax provision previously recorded by Crystal Decisions was increased by the amount related to the release of existing valuation allowance at the beginning of each period and the amount of net-operating losses that will not be available for use.

(o)         Net adjustment to reduce interest income that would not have been earned if the transaction had taken place on January 1, 2003 for the nine months ended September 30, 2003 and January 1, 2002 for the twelve months ended December 31, 2002.

3.              Pro Forma Earnings Per Ordinary Share and ADS

The pro forma basic earnings per ordinary share and ADS is based on (1) the historical weighted average number of ordinary shares and ADSs of Business Objects outstanding, plus (2) approximately 23.3 million newly issued Business Objects shares issued to former stockholders of Crystal Decisions and Holdings on the consummation of the transaction.  The 23.3 million shares equates to the total number of shares issued in aggregate to former shareholders of Crystal Decisions, including Holdings, who held approximately 93% of the total outstanding shares at December 11, 2003.  The basic calculation gives effect to shares issued as if the transaction took place at the beginning of the periods presented.

The pro forma diluted earnings per share was based on the pro forma basic earnings calculations for each of Business Objects and Crystal Decisions adjusted for the dilutive common stock equivalents outstanding during the period using the treasury stock method.  The dilution for the assumed options of Crystal Decisions was calculated using the treasury method and was based on the number of stock options and the exercise price assumed by Business Objects LLC and adjusted by the option exchange ratio of 0.4021 for Crystal Decisions option holders.  In addition, the remaining unearned deferred compensation recorded as a result of the Crystal Decisions Acquisition was considered as proceeds for the purposes of the treasury stock method, which resulted in a lower number of dilutive equivalents.  The pro forma basic and diluted earnings per ordinary share or ADS are not indicative of future earnings per share results.

(c)          Exhibits.

Exhibit Number		Description
2.1	(1)

Agreement and Plan of Merger dated as of July 18, 2003, by and among Business Objects, S.A., Borg Merger Sub I, Inc., Business Objects Americas (as assignee of Borg Merger Sub II, Inc.), Borg Merger Sub III, Inc., Crystal Decisions, Inc. and Seagate Software (Cayman) Holdings Corporation

2.2	(2)	Assignment dated as of August 27, 2003 by and among Borg Merger Sub II, Inc. and Business Objects
2.3	(2)

Amendment No. 1 dated August 28, 2003 to Agreement and Plan of Merger by and among Business Objects, S.A., Borg Merger Sub I, Inc., Business Objects Americas, Inc. (as assignee of Borg Merger Sub II, Inc.), Borg Merger Sub III, Inc., Seagate Software (Cayman) Holdings Corporation and Crystal Decisions, Inc.

23.1		Consent of Ernst & Young LLP, Independent Auditors
23.2		Consent of Ernst & Young LLP, Independent Auditors
99.1	(3)	Press release issued by Business Objects S.A. on July 18, 2003
99.2	(4)	Press release issued by Business Objects, S.A. on December 11, 2003

Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Merger Agreement have been omitted.  The Registrant agrees to supplementally furnish such schedules upon request of the Commission.

(1)          Incorporated by reference to exhibit 2.1 of the Current Report on Form 8-K filed by the Registrant with the SEC on July 25, 2003

(2)          Incorporated by reference to exhibits 2.1 and 2.2 of the Current Report on Form 8-K filed by the Registrant with the SEC on September 5, 2003.

(3)          Incorporated by reference to exhibit 99.1 of the Current Report on Form 8-K filed by the Registrant with the SEC on July 21, 2003.

(4)          Incorporated by reference to exhibit 99.1 of the Current Report on Form 8-K filed by the Registrant with the SEC on December 11, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to its current report to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 24, 2004

Business Objects S.A.

By:	/s/ James R. Tolonen

James R. Tolonen
Chief Financial Officer and Senior Group Vice President

Exhibit Index

Exhibit Number		Description
2.1	(1)

Agreement and Plan of Merger dated as of July 18, 2003, by and among Business Objects, S.A., Borg Merger Sub I, Inc., Business Objects Americas (as assignee of Borg Merger Sub II, Inc.), Borg Merger Sub III, Inc., Crystal Decisions, Inc. and Seagate Software (Cayman) Holdings Corporation

2.2	(2)	Assignment dated as of August 27, 2003 by and among Borg Merger Sub II, Inc. and Business Objects
2.3	(2)

Amendment No. 1 dated August 28, 2003 to Agreement and Plan of Merger by and among Business Objects, S.A., Borg Merger Sub I, Inc., Business Objects Americas, Inc. (as assignee of Borg Merger Sub II, Inc.), Borg Merger Sub III, Inc., Seagate Software (Cayman) Holdings Corporation and Crystal Decisions, Inc.

23.1		Consent of Ernst & Young LLP, Independent Auditors
23.2		Consent of Ernst & Young LLP, Independent Auditors
99.1	(3)	Press release issued by Business Objects S.A. on July 18, 2003
99.2	(4)	Press release issued by Business Objects, S.A. on December 11, 2003

Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Merger Agreement have been omitted.  The Registrant agrees to supplementally furnish such schedules upon request of the Commission.

(1)          Incorporated by reference to exhibit 2.1 of the Current Report on Form 8-K filed by the Registrant with the SEC on July 25, 2003

(2)          Incorporated by reference to exhibit 2.2 of the Current Report on Form 8-K filed by the Registrant with the SEC on September 5, 2003.

(3)          Incorporated by reference to exhibit 99.1 of the Current Report on Form 8-K filed by the Registrant with the SEC on July 21, 2003.

(4)          Incorporated by reference to exhibit 99.1 of the Current Report on Form 8-K filed by the Registrant with the SEC on December 11, 2003.